EXHIBIT XVIII(b)

DIRECTOR RESTRICTED STOCK AGREEMENT

WHEREAS, Section 9 of the 2002 Stock Awards Plan (the “Plan”) of Geokinetics Inc., a Delaware corporation (the “Company”), authorizes the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”) to award shares of restricted stock to eligible participants in the Plan;

WHEREAS,                                                   , a member of the Board, is such an eligible participant (the “Director”);

WHEREAS, under Section 9(d) of the Plan, a participant receiving an award of restricted stock shall enter into a Restricted Stock Agreement with the Company, setting forth the conditions of the grant of restricted stock; and

WHEREAS, the Committee has awarded the Director the shares of restricted stock set forth below;

NOW, THEREFORE, the Company and the Director hereby, for mutual good and valuable consideration the receipt of which is hereby acknowledged, enter into this Restricted Stock Agreement (the “Agreement”):

1.             Grant of Restricted Shares

The Company has issued to the Director, and the Director has been granted an award of 3,030 restricted shares (“Restricted Shares”) of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), under the Plan (the “Award”).

2.             Grant Date

The date of grant is September 6, 2006.

3.             Basis for Award; Base Value

This Award is made pursuant to the Plan for valid consideration provided to the Company by the Director.  Director hereby authorizes the Company to deduct $0.01 per share of Restricted Stock from the Director’s next regularly scheduled payment of fees. The Company acknowledges receipt of payment of $0.01 per share of Restricted Stock from the Director.

4.             Restriction Period

Subject to the provisions of Section 8 below, the restriction period begins on the date of grant and continues until September 6, 2009 (“Restriction Period”).

5.             Restrictions During Restriction Period

A stock certificate representing the number of Restricted Shares specified in Section  1 above shall be registered in the Director’s name (the “Stock Certificate”), and shall be deposited and held in the custody of the Company for the Director’s account until such Restricted Shares vest.  Director acknowledges and agrees that Restricted Shares may be issued as a book entry with the Company’s transfer agent and that no physical certificates need be issued for as long as the Restricted Shares remain unvested (“Unvested Shares”).  Upon written request to the Company by the Director, a stock certificate for Restricted Shares which become vested under this Agreement shall be delivered to the Director.

(a)           Restrictions on Unvested Shares

i.      Deposit of the Unvested Shares.  All Unvested Shares shall be deposited with the Company to hold until the Unvested Shares vest.  If requested by the Company, the Director shall execute and deliver to the Company, blank stock powers for use in connection with the transfer to the Company or its designee of Unvested Shares that do not become vested.

ii.     Restriction on Transfer of Unvested Shares.  The Director shall not transfer, assign, grant a lien or security interest in, pledge, exchange, hypothecate, encumber or otherwise dispose of any of the Unvested Shares.

(b)           Restrictive Legends and Stop-Transfer Orders

i.      Legends.  To the extent that a Stock Certificate representing Unvested Shares is issued in physical form rather than through book entry with the Company’s transfer agent, the Director understands and agrees that the Company will place the legend set forth below on any Stock Certificate evidencing the Common Stock, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between the Director and the Company:

“The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions for vesting and forfeiture) contained in the Geokinetics Inc. 2002 Stock Awards Plan (the “Plan”), and a Restricted Stock Agreement entered into between the registered owner and Geokinetics Inc. thereunder.  Copies of the Plan and the Restricted

Stock Agreement are on file at the principal office of Geokinetics Inc.”

Upon written request to the Company by the Director, the above legend shall be removed at such time as the Unvested Shares become vested under this Agreement and are no longer subject to restrictions on public resale and transfer pursuant to this Agreement.  Any legends required by applicable state or U.S. Federal securities laws shall be removed at such time as such legends are no longer required.

ii.     Stop-Transfer Instructions.  The Director agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent with respect to Unvested Shares.

iii.    Refusal to Transfer.  The Company will not be required (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares have been so transferred.

6.             Dividends Paid During Restriction Period

All cash and stock dividends, if any, paid with respect to the Restricted Shares shall be held in escrow with and added to the Restricted Shares and be subject to the same restrictions as the Restricted Shares during the term of the Agreement.  Upon written request to the Company by the Director, the Company shall deliver a check to the Director for all dividends, if any, paid with respect to Restricted Shares which become vested during the term of the Agreement.

7.             Voting Rights

The Director shall have all the rights of a shareholder with respect to the Restricted Shares held in custody of the Company under the Agreement, including the right to vote, unless and until such shares are forfeited, cancelled, sold, assigned or reissued.

8.             Vesting

The Director shall vest in the Restricted Shares over the period commencing on the Grant Date and ending on September 6, 2009 as follows:

(a)           thirty-three and one-third (33 1/3%) of the Restricted Shares shall vest on each of September 6,  2007, 2008 and 2009.

(b)           Notwithstanding the foregoing, upon the occurrence of:

(i)    a Change in Control (as defined in the Plan);

(ii)   the death of the Director,

(iii)  the Disability of the Director; or

(iv)  the Director failing to be renominated for election as a member of the Board at an annual meeting of the stockholders of the Company held after the Director has attained the age of sixty-five (65), the Director shall automatically vest in any remaining Unvested Shares.

For purposes of this Section 8(b)(iii), the Director will be deemed to have a “Disability” if, for physical or mental reasons, the Director is unable to perform the Director’s duties as a member of the Board for 120 consecutive days, or 180 days during any 12-month period.  The Disability of the Director will be determined by the Board, in its reasonable judgment, after reviewing such medical or other records or consulting with such physicians as the Board deems necessary or appropriate to make its determination.

(c)           Upon vesting and completion of the Restriction Period, the Company will deliver to the Director the Stock Certificate, or transfer shares to an appropriate brokerage account on behalf of the Director, for the shares of Common Stock that become vested.

(d)           Forfeiture of Unvested Stock.  Except as otherwise provided in this Section or in a service agreement (the terms of the award which have been approved by the Committee), if the Director ceases continuous service with the Company (“Continuous Service”) for any reason, the Unvested Shares shall be automatically and immediately forfeited and cancelled as outstanding shares of Common Stock consistent with Section 9(a) below.

9.             Repurchase of Shares

(a)           Repurchase.  Upon the occurrence of the termination of the Director’s service as a member of the Board (the “Termination Event”), the Company or its assigns shall have the right and option to repurchase all or any portion of the Unvested Shares in accordance with this Section 9. The purchase and sale arrangement contemplated in this Section 9 is referred to herein as the “Repurchase.”

(b)           Repurchase Price.  The price for the Repurchase of any Unvested Shares shall be $0.01 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like).

(c)           Closing Procedure.  The Company may effect the Repurchase (if so elected) by delivering or mailing to the Director written notice at any time within three months after the Termination Event.   Upon such notification, the Director shall promptly surrender to the Company any certificates representing the Unvested Shares being purchased, together with a duly executed stock power for the transfer of such Unvested Shares, to the Company or its assigns (as contemplated by Section 5 hereof), free and clear of any liens or encumbrances.  Upon the Company’s or its assign’s receipt of such certificates from the Director, the Company or its assigns shall deliver to the Director a check for the purchase price of the Unvested Shares being purchased; provided that the Company may pay the purchase price for such shares by offsetting and canceling any indebtedness then owed by the Director to the Company.

10.           Investment Representations, Acknowledgements and Restrictions

(a)           The Director (1) understands that the Restricted Shares may not have been registered under the Securities Act of 1933, as amended, or under any state securities laws, in reliance upon federal and state exemptions for transactions not involving any public offering; (2)  is acquiring the Restricted Shares for the Director’s own account for investment purposes, and not with a view to the distribution thereof; (3) is a sophisticated investor with knowledge and experience in business and financial matters; (4) has received all requested information concerning the Company, and has had the opportunity to obtain additional information in order to evaluate the merits and the risks inherent in holding the Restricted Shares; (5) is able to bear the economic risks and lack of liquidity inherent in holding the Restricted Shares; and (6) acknowledges that the Stock Certificate evidencing the Restricted Shares may contain legends restricting the transfer thereof.

(b)           The Director hereby acknowledges receipt of a copy of the Plan and this Agreement.  Director has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement.  Director acknowledges that there may be adverse tax consequences upon the vesting of the Restricted Stock or disposition of the shares of Common Stock once vested, and that the Director should consult a tax advisor prior to such vesting or disposition.

(c)           The Director understands and acknowledges that notwithstanding any other provision of the Agreement to the contrary, the vesting and holding of the Common Stock is expressly conditioned upon compliance with the Securities Act and all applicable federal and state securities laws.  Director agrees to cooperate with the Company to ensure compliance with such laws.

11.           Miscellaneous

(a)           No Employment Rights Conferred.  Nothing in this Agreement shall (i) confer upon the Director any right with respect to continuation of service as a member of the Board of the Company, or (ii) interfere in any way with the right of the Company to terminate the Director’s services at any time.

(b)           Tax Withholding.

i.      In connection with this Award, the Company shall have the right to deduct from the Director’s fees, if any, or other monetary compensation, any taxes required by law to be withheld and/or to require payments from the Director to enable the Company to satisfy its respective tax withholding obligations with respect to Director, if any.  In addition, the Company shall have the right to require Director to pay to the Company the amount of withholding taxes required to be withheld by the Company, if any, with respect to the Director and in turn paid over to the U.S. Internal Revenue Service.

ii.     Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (“Section 83(b) election”), the Director may elect, within 30 days of the Grant Date, to include in gross income for federal income tax purposes for the applicable taxable year, an amount equal to the Fair Market Value of the Restricted Stock less the amount, if any, paid by the Director (other than by prior services) for the Restricted Stock granted hereunder.  In connection with any such Section 83(b) election, the Director shall pay to the Company, any federal, state or local taxes required by law to be withheld with respect to such Restricted Stock at the time of such election, if any.

iii.    Payment of the tax withholding by an Director who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by tendering Company stock or in the form of share withholding is subject to pre-approval by the Committee, in its sole discretion, in a manner that complies with the requirements of Rule 16b-3 under the Exchange Act,

(c)           No Restriction on Corporate Action.  Nothing contained in this Agreement shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Director and the Director shall not have any claim against the Company as a result of any such action.

(d)           Adjustments.  The number of Unvested Shares shall be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchanges of shares or other similar event affecting the Company’s outstanding Common Stock subsequent to the date of this Agreement.  If the Director becomes entitled to receive any additional shares of Common Stock or other securities (“Additional Securities”) in respect of the Unvested Shares, the total number of Unvested Shares shall be equal to the sum of (i) the initial Unvested Shares and (ii) the number of Additional Securities issued or issuable in respect of the initial Unvested Shares.

(e)           Compliance with Laws and Regulations.  The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Director with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

(f)            Amendment.  This Agreement may be amended only by a written agreement signed by all of the parties hereto.

(g)           Other Terms.  This Agreement shall be subject to the terms of the Plan, as it may be amended from time to time (including adjustments in the number of shares) and the terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.   The Plan and this Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

(h)           Successors and Assigns.  The Company may assign any of its rights under this Agreement and this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this

Agreement shall be binding upon the Director and the Director’s heirs, executors, administrators, legal representatives, and successors.

(i)            Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas. If any provision of this Agreement is determined by a court of law to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall remain in effect and shall not be affected by such invalidity, illegality or unenforceability.

(j)            Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Geokinetics Inc.
1500 CityWest Blvd., Suite 800
Houston, Texas 77042
	Attention:	Diane Anderson
Corporate Counsel and Secretary

If to Director:

[Signatures On Following Page]

DIRECTOR:

December , 2007

Printed Name:

COMPANY:

GEOKINETICS INC.

December 14, 2007	By:
		Name:	Diane Anderson
		Title:	Corporate Counsel and Secretary
Administrator of 2002 Stock Awards Plan